EXHIBIT 22

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of First Real Estate Investment Trust of New Jersey and subsidiaries on Form S-8 (No. 333-79555, No. 333-142675, and No. 333-201922) of our reports dated January 14, 2016, on our audits of the consolidated financial statements as of October 31, 2015 and 2014 and for each of the years in the three-year period ended October 31, 2015, the financial statement schedule listed in index item 15(b), and the effectiveness of internal control over financial reporting as of October 31, 2015, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

New York, New York

January 14, 2016

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